Exhibit 99.1

                             GRUSHKO & MITTMAN, P.C.
                                Attorneys at Law
                          551 FIFTH AVENUE, SUITE 1601
                            NEW YORK, NEW YORK 10176
                           (212) 697-9500 (Telephone)
                           (212) 697-3575 (Telecopier)
                           COUNSLERS@AOL.COM (e-mail)

                                  May 27, 2003

Via Telecopier (973) 427-5455
And First Class Mail

Tech Laboratories, Inc.
955 Belmont Avenue
North Haledon, New Jersey 07508

Attn:  Bernard M. Ciongoli

                                    Re:     Tech Laboratories, Inc.
                                            Notice of Non-Payment and Default

Dear Mr. Ciongoli:

     We represent Celeste Trust Reg. and Esquire Trade & Finance, Inc. in connection with Convertible Notes issued by Tech Laboratories, Inc. ("Tech Labs") on October 13, 2000.

     Pursuant to the terms of the Amendment to the Redemption and Conversion Agreement entered into among Tech Labs and the Note Holders on April 19, 2002, failure by Tech Labs to make scheduled payments will void the Redemption and Conversion Agreement and all rights and obligations will be governed by the terms of the original Subscription Agreement and Notes. Tech Labs has failed to make the scheduled payments. The maturity date of the Notes was October 13, 2002. The Company is now in default under the terms of the Subscription Agreement and Notes. Presently, principal outstanding on the Notes issued to each of Celeste Trust Reg. and Esquire Trade & Finance, Inc. is $380,000.

     Following the occurrence of an event of default, all sums of principal and interest then remaining unpaid and all other amounts payable under the Notes are due and payable immediately. Pursuant to the Subscription Agreement, liquidated damages in the amount of 2% per month for the first thirty days and thereafter 3% per thirty days begin to accrue. As of May 31,

Mittman to Tech Labs
Page -2-
May 27, 2003

2003, liquidated damages in the amount of $129,700 will be due and owing, together with interest of $32,499 for each of Celeste Trust Reg. and Esquire Trade & Finance, Inc.

     Demand is hereby made for the payment on or before June 7, 2003 of $542,199 for each of Celeste Trust Reg. and Esquire Trade & Finance, Inc. In the event full payment is not received, legal action will be commenced. This action will most likely include the filing of an involuntary petition in bankruptcy and a request for the appointment of a receiver.

     Kindly advise your auditors of these outstanding liabilities so that they may be properly reflected on Tech Lab's financial statements and reports filed with the Securities and Exchange Commission.


                                                   Very truly yours,

                                                   GRUSHKO & MITTMAN, P.C.


                                                   /s/ Barbara R. Mittman
                                                   ------------------------
                                                   Barbara R. Mittman

BRM:al

cc:      Celeste Trust Reg.
         Esquire Trade & Finance, Inc.
         Walter Stursberg, Esq.